Exhibit 99.1

Investor Relations: Media Relations:	Patricia Figueroa Ann Imes
+1 (617) 747-3300 ir@amg.com
pr@amg.com

AMG Names Thomas M. Wojcik as Chief Operating Officer and

Dava E. Ritchea as Chief Financial Officer

WEST PALM BEACH, FL, March 25, 2024 – AMG, a leading partner to independent investment management firms globally, today announced the appointments of Thomas M. Wojcik as Chief Operating Officer and Dava E. Ritchea as Chief Financial Officer, effective April 1, 2024. Mr. Wojcik will oversee the Company’s capital formation capabilities, and Ms. Ritchea will oversee AMG’s finance, accounting, and capital management functions. Both will report to Jay C. Horgen, President and Chief Executive Officer of AMG.

Ms. Ritchea joins AMG from Sculptor Capital Management Inc., which was publicly listed until its acquisition by Rithm Capital Corporation; she served as Sculptor’s CFO since 2021, and also served as a member of the firm’s Partner Management Committee. Prior to joining Sculptor, Ms. Ritchea served as CFO at Assured Investment Management LLC (formerly known as BlueMountain Capital Management, LLC) from 2017 to 2021. Earlier in her career, Ms. Ritchea served in investment banking and strategy roles at each of Credit Suisse Group AG, Barclays Capital Inc., and Lehman Brothers Inc. Ms. Ritchea received a B.S. in Business Administration from Carnegie Mellon University.

“We are very pleased to appoint an executive of Dava’s caliber and skillset as AMG’s Chief Financial Officer,” said Mr. Horgen. “Having known Dava for many years through her role as CFO of an AMG Affiliate and subsequently as a public company CFO, we look forward to her contributions given her extensive experience at firms specializing in both private markets and liquid alternatives, each focus areas of investment within AMG’s growth strategy – along with her direct experience with AMG’s partnership model and orientation.

“We have built an outstanding senior management team over time, which has a good balance of long-tenured executives and fresh perspectives,” Mr. Horgen continued. “Tom’s appointment as COO reflects his strategic contributions to date, and more broadly, our efforts to magnify our Affiliates’ long-term success, including through collaboration on numerous capital formation initiatives, from new product development to supporting the growth of Affiliate strategies. I look forward to continuing to leverage our team’s collective expertise as we execute on our growth strategy and broad opportunity set.”

About AMG

AMG (NYSE: AMG) is a strategic partner to independent investment management firms globally. AMG’s strategy is to generate long-term value by investing in a diverse array of high-quality independent partner-owned firms, through a proven partnership approach, and allocating resources across AMG’s unique opportunity set to the areas of highest growth and return. Through its distinctive approach, AMG magnifies its Affiliates’ existing advantages and actively supports their independence and ownership culture. As of December 31, 2023, AMG’s aggregate assets under management were approximately $673 billion across a broad range of differentiated investment strategies. For more information, please visit the Company’s website at www.amg.com.

Forward-Looking Statements and Other Matters

Certain matters discussed in this press release issued by Affiliated Managers Group, Inc. (“AMG” or the “Company”) may constitute forward-looking statements within the meaning of the federal securities laws, and could be impacted by a number of factors, including those described under the section entitled “Risk Factors” in AMG’s most recent Annual Report on Form 10-K, as such factors may be updated from time to time in the Company’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. AMG undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law. From time to time, AMG may use its website as a distribution channel of material Company information. AMG routinely posts financial and other important information regarding the Company in the Investor Relations section of its website at www.amg.com and encourages investors to consult that section regularly.